Exhibit 10.17
FORM OF EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT
          This Executive Change in Control Severance Agreement (this “Agreement”), is made as of the 22nd day of March, 2010 (the “Effective Date”), by and between TTM Technologies, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).
Recitals
          A. The Executive currently serves as                      of the Company.
          B. The Board of Directors of the Company (the “Board”) acknowledges that the potential for a change in control of the Company, whether friendly or hostile, currently exists and from time to time in the future will exist, which potential can give rise to uncertainty among the senior executives of the Company. The Board considers it essential to the best interests of the Company to reduce the risk of the Executive’s departure and the inevitable distraction of the Executive’s attention from his or her duties to the Company, which are normally attendant to such uncertainties.
          C. The Executive confirms that the terms of this Agreement reduce the risks of his or her departure and distraction of his or her attention from his or her duties to the Company and, accordingly, desires to enter into this Agreement.
Agreement
          In consideration of the foregoing and the mutual covenants contained herein, the Company and the Executive agree as follows:
          1. Definitions. Capitalized terms used herein shall have the meanings given to them in Appendix I attached hereto, except where the context requires otherwise.
          2. Term of Agreement. This Agreement shall be effective as of the Effective Date and shall continue in effect until the second anniversary of the Effective Date, provided, however, that the term of this Agreement automatically shall be extended for one additional year effective as of each anniversary of the Effective Date beginning with the second anniversary, unless either the Company or the Executive provides written notice to the other that the term of this Agreement shall terminate on the upcoming anniversary of the Effective Date, provided such notice is received by the receiving party not less than ninety (90) days prior to the intended date of termination and provided further that the Company shall not be entitled to deliver to the Executive such notice in the event of a Change in Control or a Pending Change in Control. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the later to occur of (a) the termination of the Executive’s employment other than in the event of a Change in Control or a Pending Change in Control or (b) 12 months following a Change in Control.
          3. At Will Employment; Reasons for Termination. The Executive’s employment shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason or no reason, the Executive shall not be entitled to any compensation, benefits, damages, awards or other payments in respect of such termination, except as provided in this Agreement or pursuant to the terms of any Applicable Benefit Plan. The Executive’s employment shall be deemed to be terminated upon the first to occur of the following: (a) the Executive’s voluntary resignation; (b) termination by the Company for any reason; (c) the Executive’s death or Long-Term Disability; and (d) termination by the Executive for Good Reason following a Change in Control.
          4. Severance Benefits.
               (a) Compensation and Benefits Required by Law or Applicable Benefit Plan. Notwithstanding anything to the contrary herein, the Executive or his or her estate shall be entitled to any and all compensation, benefits, awards and other payments required by any Applicable Benefit Plan, the COBRA Act or other applicable law, after taking into account the agreements set forth herein.

               (b) No Payments Without Release. Notwithstanding anything to the contrary contained herein, the Executive shall not be entitled to any of the compensation, benefits or other payments provided herein in respect of the termination of his or her employment, unless and until he or she has provided to the Company a full release of claims, substantially in the form of Appendix II attached hereto, which release (i) shall be dated not earlier than the date of the termination of his or her employment, (ii) shall not have been revoked by the Executive, and (iii) shall release the Company of any claims that the Executive may have in respect of his or her employment with the Company or the termination thereof.
          (c) Involuntary Termination. In the event the Executive’s employment is terminated under circumstances constituting an Involuntary Termination, the Executive shall be entitled to receive:
               (i) within 15 calendar days after the Date of Termination, the Executive’s Accrued Compensation through the Date of Termination; and
               (ii) within 15 calendar days after the period for revocation of the release referenced in paragraph (b) above has lapsed, the amount in cash equal to two times the sum of (A) the Executive’s annual Base Salary, plus (B) the Executive’s Target Bonus.
          5. Effect on Option, Restricted Stock and Restricted Stock Unit Agreements.
          (a) In the event options held by the Executive are assumed by the surviving entity in connection with a Change in Control, if an Involuntary Termination of the Executive’s employment occurs, vesting of any and all assumed options held by the Executive shall be accelerated so that all unexpired options then held by the Executive shall be fully vested and exercisable immediately upon the Involuntary Termination.
          (b) In the event Restricted Stock or RSUs held by the Executive are assumed by the surviving entity in connection with a Change in Control, if an Involuntary Termination of the Executive’s employment occurs, vesting of any and all assumed Restricted Stock and RSUs held by the Executive shall be accelerated so that all Restricted Stock and RSUs then held by the Executive shall be fully vested and exercisable immediately upon the Involuntary Termination.
          (c) The termination of the Executive’s employment by the Company without Cause during a Pending Change in Control shall have no effect on the vesting of the options, Restricted Stock or RSUs then held by the Executive. If the Change in Control is effected, then the options, Restricted Stock and RSUs held by the Executive as of the Date of Termination shall be treated as if the Executive’s employment had not been terminated and the Executive shall have rights as set forth under Section 5(a) or 5(b) above. If the Change in Control is not effected within three months following the Date of Termination, then the options and Restricted Stock held by the Executive as of the Date of Termination shall be treated as if the Executive’s employment had been terminated as of such three-month anniversary of the Date of Termination.
          (d) In the event the Executive’s employment is terminated by the Company under any circumstances other than those described in paragraphs (a) through (c) of this Section 5, the effect of such termination of employment on the options, Restricted Stock or RSUs then held by the Executive shall be as set forth in the agreements representing such options, Restricted Stock or RSUs.
          6. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as set forth in Section 4, such amounts shall not be reduced whether or not the Executive obtains other employment.

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          7. Successors.
          (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company shall use reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          8. Miscellaneous.
          (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understanding, agreements, or representations by or among the parties, written or oral, to the extent they relate in any away to the subject matter hereof (including but not limited to any provisions with respect to severance payments related to any “change in control” that may be included in any prior offer letter, employment agreement or earlier executive change in control severance agreement); provided, however, this Agreement shall have no effect on any confidentiality agreements or assignment of inventions agreements between the parties. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Executive:

if to the Company:
TTM Technologies, Inc.
2630 S. Harbor Boulevard
Santa Ana, CA 92704
Attn: Chief Executive Officer
With a copy to:
Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Bruce E. Macdonough
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (f) All claims by the Executive for payments or benefits under this Agreement shall be promptly forwarded to and addressed by the Compensation Committee and shall be in writing. Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Compensation Committee shall afford the Executive a reasonable opportunity for a review of the decision denying a claim and shall further allow the Executive make a written demand upon the Company to submit the disputed matter to arbitration in accordance with the provisions of paragraph (g) below. The Company shall pay all expenses of the Executive, including reasonable attorneys and expert fees, in connection with any such arbitration. If for any reason the arbitrator has not made his or her award within one hundred eighty (180) days from the date of Executive’s demand for arbitration, such arbitration proceedings shall be immediately suspended and the Company shall be deemed to have agreed to Executive’s position. Thereafter, the Company shall, as soon as practicable and in any event within 10 business days after the expiration of such 180-day period, pay Executive his or her reasonable expenses and all amounts reasonably claimed by him or her that were the subject of such dispute and arbitration proceedings.
          (g) Subject to the terms of paragraph (f) above, any dispute arising from, or relating to, this Agreement shall be resolved at the request of either party through binding arbitration in accordance with this paragraph (g). Within 10 business days after demand for arbitration has been made by either party, the parties, and/or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute’s prompt, efficient, and just resolution. Upon the failure of the parties to agree upon arbitration rules and procedures within a reasonable time (not longer than 15 business days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable. Likewise, upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 15 business days from demand), there shall be a panel comprised of three arbitrators, one to be appointed by each party and the third one to be selected by the two arbitrators jointly, or by the American Arbitration Association, if the two arbitrators cannot decide on a third arbitrator. At least 30 days before the arbitration hearing (which shall be set for a date no later than 60 days from the demand), the parties shall allow each other reasonable written discovery including the inspection and copying of documents and other tangible items relevant to the issues that are to be presented at the arbitration hearing. The arbitrator(s) shall be empowered to decide any disputes regarding the scope of discovery. The award rendered by the arbitrator(s) shall be final and binding upon both parties. The arbitration shall be conducted in Orange County in the State of California. The California District Court located in Orange County shall have exclusive jurisdiction over disputes between the parties in connection with such arbitration and the enforcement thereof, and the parties consent to the jurisdiction and venue of such court for such purpose.
          (h) This Agreement shall be governed by the laws of the State of California, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

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          9. Other Terms Relating to Section 409A
          (a) Except as provided in Section 9(b), amounts payable under this Agreement following Executive’s termination of employment, other than those expressly payable on a deferred or installment basis or as reimbursement of expenses, will be paid as promptly as practicable after such a termination of employment and, in any event, within 2 1/2 months after the end of the year in which employment terminates and amounts payable as reimbursements of expenses to the Executive must be made on or before the last day of the calendar year following the calendar year in which such expense was incurred.
          (b) Anything in this Agreement to the contrary notwithstanding, if (i) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (ii) if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (iii) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (iv) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, the Executive would receive any payment that, absent the application of this Section 9(b), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after the Executive’s termination date, (B) the Executive’s death or (C) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).
          (c) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
          (d) A termination of employment under this Agreement shall be deemed to occur only in circumstances that would constitute a separation from service for purposes of Treasury Regulations section 1.409A-1(h)(1)(ii).
          (e) Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the Preamble hereto.

TTM TECHNOLOGIES, INC.

By:

Name:

Title:

[Name of Executive]

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APPENDIX I

DEFINITIONS
               (a) “Accrued Compensation” means an amount including all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Date of Termination, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), and (iv) incentive compensation (if any) earned in respect of any period ended prior to the Date of Termination. It is expressly understood that incentive compensation shall have been “earned” as of the time that the conditions to such incentive compensation have been met, even if not calculated or payable at such time.
               (b) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
               (c) “Agreement” means this Executive Change in Control Severance Agreement, as set forth in the Preamble hereto.
               (d) “Applicable Benefit Plan” means any written employee benefit plan in effect and in which the Executive participates as of the time of the termination of his or her employment.
               (e) “Base Salary” means the Executive’s annual base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change in Control or termination of employment and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.
               (f) “Benefits” means the benefits for the Executive and/or the Executive’s family that are being provided to the Executive and/or the Executive’s family immediately prior to the Date of Termination, including the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) and, if applicable, car allowance, as set forth in Section 4 hereof.
               (g) “Board” means the Board of Directors of the Company, as set forth in the Recitals hereto.
               (h) “Cause” means any of the following:
                    (i) the charging or indictment of the Executive or the Executive’s conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude;
                    (ii) the commission by the Executive of any other material act of fraud or intentional dishonesty with respect to the Company or any of its Subsidiaries or Affiliates;
                    (iii) a material breach by the Executive of his or her fiduciary duties to the Company or any of its Subsidiaries. including the commission by the Executive of an act of fraud or embezzlement against the Company or any of its Subsidiaries or Affiliates;
                    (iv) failure by the Executive to perform in a material manner his or her properly assigned duties after at least one written warning specifically advising him or her of such failure and providing him or her with l0 days to resume performance in accordance with his or her assigned duties;

                    (v) any breach by the Executive of any of the material terms of (A) this Agreement, or (B) any other agreement between the Company and the Executive;
                    (vi) the association, directly or indirectly, of the Executive, for his or her profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company;
                    (vii) the disclosing or using of any material Company Information at any time by the Executive; or
                    (viii) any material breach of a Company policy.
               (i) “Change in Control” shall be deemed to occur upon the consummation of any of the following transactions:
                    (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or
                    (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or
                    (iii) any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or
                    (iv) the acquisition by any person (or entity), directly or indirectly, of 50% or more of the combined voting power of the outstanding shares of Common Stock.
               (j) “Code” means the Internal Revenue Code of 1986, as amended.
               (k) “Common Stock” means common stock, par value $0.001, of the Company.
               (l) “Company” means TTM Technologies, Inc., a Delaware corporation, as set forth in the Preamble hereto.
               (m) “Date of Termination” means (i) if the Executive’s employment is terminated for Cause, the date of receipt by the Executive of written notice from the Board or the Chief Executive Officer that the Executive has been terminated, or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Long-Term Disability, the date specified in the Company’s written notice to the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of the Executive’s death or Long-Term Disability, the date of such death or the effective date of such Long-Term Disability, (iv) if the Executive’s employment is terminated by Executive’s resignation that constitutes Involuntary Termination under this Agreement, the date of the Company’s receipt of the Executive’s notice of termination or any later date specified therein.
               (n) “Effective Date” means the date set forth in the Preamble hereto.
               (o) “Executive” means the individual identified in the Preamble hereto.
               (p) “Good Reason” means any of the following:

Appendix I-ii

                    (i) a material reduction in the Executive’s duties, level of responsibility or authority, other than (A) reductions solely attributable to the Company ceasing to be a publicly held company or becoming a subsidiary or division of another company, or (B) isolated incidents that are promptly remedied by the Company; or
                    (ii) a reduction in the Executive’s Base Salary (other than in connection with a salary reduction plan that applies proportionately to all officers of the Company, including the Chief Executive Officer), without (A) the Executive’s express written consent or (B) an increase in the Executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in Base Salary; or
                    (iii) a reduction in the Executive’s Target Bonus, without (A) the Executive’s express written consent or (B) an corresponding increase in the Executive’s Base Salary; or
                    (iv) a material reduction in the Benefits, taken as a whole, without the Executive’s express written consent, that does not apply proportionately to all officers of the Company, including the Chief Executive Officer; or
                    (v) the relocation of the Executive’s principal place of business to a location more than thirty-five (35) miles from the Executive’s principal place of business immediately prior to the Change in Control, without the Executive’s express written consent; or
                    (vi) the Company’s (or its successor’s) material breach of this Agreement.
               (q) “Involuntary Termination” means the termination of Executive’s employment with the Company:
                    (i) by the Company without Cause during a Pending Change in Control or within 12 months following a Change in Control, or
                    (ii) by the Executive for Good Reason within 12 months following a Change in Control.
               (r) “Long-Term Disability” is defined according to the Company’s insurance policy regarding long-term disability for its employees.
               (s) “Pending Change in Control” means that one or more of the following events has occurred and a Change in Control pursuant thereto is reasonably expected to be effected within 90 days of the date as of the determination as to whether there is a Pending Change in Control: (i) the Company executes a letter of intent, term sheet or similar instrument with respect to a transaction or series of transactions, the consummation of which transaction(s) would result in a Change in Control; (ii) the Board approves a transaction or series of transactions, the consummation of which transaction(s) would result in a Change in Control; or (iii) a person makes a public announcement of tender offer for the Common Stock, the completion of which would result in a Change in Control. A Pending Change in Control shall cease to exist upon a Change in Control.
               (t) “Restricted Stock” means Common Stock issued by the Company with vesting restrictions and subject to an award agreement pursuant to a stock plan of the Company.
               (u) “RSUs” mean restricted stock units granted by the Company pursuant to which the Company has agreed to issue Common Stock upon the satisfaction of vesting and/or other conditions, which RSUs are subject to an award agreement pursuant to a stock plan of the Company.
               (v) “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect

Appendix I-iii

more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.
               (w) “Target Bonus” means an amount equal to the annual bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates, assuming the achievement of 100% of the performance target level(s) associated with such bonus.

Appendix I-iv

APPENDIX II
FORM OF RELEASE
[DATE]
[INSERT NAME]
[ADDRESS]
[CITY], [STATE] [ZIP]
Dear ______:
     Reference is made to the Executive Change in Control Severance Agreement between the Company and you dated _________ ___, 2010. This letter serves to document our mutual understanding regarding the terms of your severance payment, and a full release of any and all actual or potential claims relating to periods prior to the date that this letter becomes effective.
     Provided that you execute this letter (including attachments A&B) prior to the expiration of twenty-two (22) days after the date hereof and you do not subsequently revoke this letter in accordance with the provisions on revocation set forth on Attachment B hereto, we shall, as severance pay, pay you a lump sum amount of $___, subject to applicable withholdings, with no further benefit accrual.
     We look forward to working with you on a smooth transition of your responsibilities to others. We all appreciate your past efforts on behalf of the Company and will be happy to help you implement your future plans.
     Please understand that execution of the letter and its attachments and compliance with the letter and its attachments shall not be considered as an admission by you or the Company of any liability whatsoever; or as an admission by the Company of any violation of your rights or of any other person or of any order, law, statute, or duty; or as an admission by you of any violation of rights of the Company or of any other person or of any order, law, statute or duty.
     As a condition precedent to the receipt of consideration under the letter and its attachments, you are required to return all items of Company property that you have in my possession or over which you have control, including, but not limited to, any equipment belonging to the Company, all code and computer programs, and information of whatever nature, as well as any other materials, keys, pass codes, access cards, credit cards, computers, cellular telephones, facsimile machines, copiers, phones, documents or information, including, but not limited to, trade secrets or confidential information of the Company in your possession or control. Further, you shall not retain copies thereof, including electronic copies and represent that you have not destroyed information or documents belonging to the Company, except for documents routinely deleted, copies of which have already been provided to the Company.
     You are to maintain the terms of the letter and its attachments as confidential and neither you, nor any person or entity acting on your behalf, shall disclose any such terms of the letter and its attachments to any third party, without the written consent of the Company, unless and only to the extent that (a) such disclosure is required by law, or (b) such terms become generally available to the public without any breach of the letter and its attachments by you: provided, however, that you may disclose the terms of the letter and its attachments to your legal, business and financial advisors, but not only to the extent such disclosure is necessary for such persons to render professional services in connection therewith, and provided that prior to disclosure to any such persons, such persons shall be furnished a copy of this Section of this Attachment A and shall agree to be bound hereby for the benefit of the Company.

Very Truly Yours,
Agreed and accepted:

[INSERT NAME]	TTM TECHNOLOGIES, INC.
Date: _______________________________	By:

Title:

Date:

Appendix II-ii

ATTACHMENT A TO APPENDIX II:
RELEASE AND COVENANT NOT TO SUE
1. Release. I, [INSERT NAME], do hereby release and discharge TTM Technologies, Inc., its affiliates and subsidiaries, and each of their stockholders, officers, directors, members, managers, partners, employees, representatives, agents and affiliates (collectively, the “Employer Affiliates”, and each an “Employer Affiliate”) from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by me, which I ever had or may now have against any Employer Affiliate, from the beginning of time to the Effective Date of the letter (including its attachments), including, without limitation, any claims, demands or liabilities in connection with my employment, including wrongful termination, constructive discharge, breach of express or implied contract, unpaid wages, benefits, attorneys fees or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, color, sex, national origin, religion, handicap, veteran status, and disability discrimination, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the Prudence Kay Poppink Act, the California Family Rights Act, the Fair Labor Standards Act, any state statute relating to employee benefits or pensions, and the Americans with Disabilities Act of 1990. This Release does not waive rights or claims that may arise after the Effective Date. I fully understand that if any fact with respect to which this Release is executed is found hereafter to be other than or different from the facts in that connection believed by me to be true, I expressly accept and assume the risk of such possible difference in fact and agree that the release set forth herein shall be and remain effective notwithstanding such difference in fact. I acknowledge and agree that no consideration other than as provided for by the letter to which this release is an attachment has been or will be paid or furnished by any Employer Affiliate.
2. Covenant Not to Sue. I covenant and agree never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Employer Affiliate any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of this letter (including its attachments). I represent and agree that I have not and will not make or file or cause to be made or filed any claim, charge, allegation, or complaint, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Employer Affiliate in any manner, including without limitation, any Employer Affiliate’s business or employment practices. I waive any right to monetary recovery should any administrative or governmental agency or entity pursue any claim on my behalf.
3. Waiver. I acknowledge that California Civil Code § 1542 states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Notwithstanding California Civil Code § 1542, I enter into this full waiver and release as set forth above and waive all rights or defenses under § 1542 of the California Civil Code.
4. Indemnification. I agree to indemnify and hold each Employer Affiliate harmless from and against any and all claims, including each Employer Affiliate’s court costs and attorneys’ fees, arising from or in connection with any claim, action, or other proceeding made, brought, or prosecuted, or caused or permitted to be commenced or prosecuted, by me, my successor(s), or assign(s) contrary to the provisions of the letter (including its attachments). It is further agreed that the letter (including its attachments) shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any action contrary to the letter (including the attachments), and in any such action the letter (including its attachments) may be pleaded by the Employer Affiliates, or any of them, both as a defense and as a counterclaim or cross-claim in such action.

Appendix II-iii

5. Important General Provisions. If any provisions of the letter (including its attachments) is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions thereof, and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. The provisions hereof shall be governed by, and construed and enforced in accordance with, the laws of the State of California, both substantive and remedial. The undersigned hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to, or connected hereto or the relationship established under the letter (including its attachments).
5. Right to Consult Attorney. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE LETTER (INCLUDING ITS ATTACHMENTS).

________________________________________
[EXECUTIVE]

Date: ____________________________________

Appendix II-iv

ATTACHMENT B TO APPENDIX II:
WAIVER OF CLAIMS UNDER OLDER WORKERS’ BENEFIT PROTECTION ACT
PURSUANT TO THE OLDER WORKERS BENEFIT PROTECTION ACT (OWBPA), WHICH APPLIES TO THE WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE UNDERSIGNED STATES THAT HE OR SHE HAS HAD A PERIOD OF 21 CALENDAR DAYS FROM THE DATE HE OR SHE WAS PRESENTED WITH THE LETTER (INCLUDING ITS ATTACHMENTS) ([INSERT DATE]) WITHIN WHICH TO CONSIDER THE LETTER (INCLUDING ITS ATTACHMENTS) AND HIS OR HER DECISION TO EXECUTE THE SAME, THAT HE OR SHE HAS CAREFULLY READ THE LETTER (INCLUDING ITS ATTACHMENTS), THAT HE OR SHE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, THAT HE OR SHE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM OR HER TO SIGN THE RELEASE SET FORTH ON ATTACHMENT A ARE THOSE STATED IN THE LETTER (INCLUDING ITS ATTACHMENTS), AND THAT THE UNDERSIGNED IS SIGNING VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE EMPLOYER AFFILIATES OF ALL CLAIMS.
THE UNDERSIGNED SHALL HAVE A PERIOD OF SEVEN CALENDAR DAYS FOLLOWING HIS OR HER EXECUTION OF THE LETTER (INCLUDING ITS ATTACHMENTS) TO REVOKE THE LETTER (AND ITS ATTACHMENTS). THE LETTER (AND ITS ATTACHMENTS), INCLUDING THE OBLIGATION TO PAY SEVERANCE, SHALL NOT BECOME EFFECTIVE IF THE UNDERSIGNED TIMELY EXERCISES THIS RIGHT OF REVOCATION. TO BE EFFECTIVE, ANY SUCH NOTICE OF REVOCATION MUST BE IN WRITING, AND MUST BE RECEIVED WITHIN SAID SEVEN-DAY PERIOD. THE LETTER (AND ITS ATTACHMENTS) SHALL BECOME EFFECTIVE UPON EXPIRATION OF THE REVOCATION PERIOD, IF THE UNDERSIGNED HAS NOT PRIOR THERETO EXERCISED HIS OR HER RIGHT OF REVOCATION (THE “EFFECTIVE DATE”).

__________________________________________
[EXECUTIVE]

Date: _____________________________________

Appendix II-v

SCHEDULE TO
FORM OF EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT
     The form of Executive Change in Control Severance Agreement was entered into with the following persons:

Name	Title	Effective Date of Agreement
Steven W. Richards	Executive Vice President and Chief Financial Officer	March 19, 2010

Shane S. Whiteside	Executive Vice President and Chief Operating Officer	March 19, 2010

Douglas L. Soder	Executive Vice President	March 19, 2010